Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President of Operations and General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD

REVENUES AND IMPROVED EARNINGS FOR THE

THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2006

Record 2nd Quarter Revenues Increase 12%

HAUPPAUGE, N.Y., November 1, 2006 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported the highest revenue in its history for the three and six months ended September 30, 2006.

Net sales for the second quarter reached a record $42,173,000, an increase of $4,578,000 or 12%, over the $37,595,000 in net sales reported for the three months ended September 30, 2005. Net income for the period increased to $2,973,000 or $.28 per basic share ($.28 per diluted share), compared with $2,964,000 or $.28 per basic share ($.28 per diluted share), reported for the comparable quarter in fiscal 2006.

Net income for the three months ended September 30, 2006 includes the after tax negative impact of $305,000, or $0.03 per basic and diluted share, resulting from the expensing of stock-based compensation associated with the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share-Based Payment”. In accordance with this adoption method, the Company is not adjusting its historical financial statements to reflect the impact of stock-based compensation. Based on the pro forma application of SFAS No. 123 for the calculation of employee stock-based compensation expense prior to April 1, 2006 (as previously disclosed in the Company’s financial statements), pro forma employee stock-based compensation expense during the three months ended September 30, 2005 (after tax) was $217,000 or $0.02 per basic and diluted share.

Net sales for the six months ended September 30, 2006 totaled a record $81,204,000, an increase of $7,633,000 or 10%, over the $73,571,000 in net sales reported for the six months ended September 30, 2005. Net income for the six months ended September 30, 2006 increased to $5,594,000 or $.53 per basic share ($.52 per diluted share), compared with $5,449,000 or $.53 per basic share ($.52 per diluted share), reported for the comparable quarter in fiscal 2006.

Net income for the six months ended September 30, 2006 includes the after tax negative impact of $509,000, or $0.05 per basic and diluted share, resulting from the expensing of stock-based compensation associated with the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share-Based Payment”. In accordance with this adoption method, the Company is not adjusting its historical financial statements to reflect the impact of stock-based compensation. Based on the pro forma application of SFAS No. 123 for the calculation of employee stock-based compensation expense prior to April 1, 2006 (as previously disclosed in the Company’s financial statements), pro forma employee stock-based compensation expense during the three months ended September 30, 2005 (after tax) was $359,000 or $0.04 and $0.03 per basic and diluted share, respectively.

“Our operating results are extremely satisfying given the continued pressure on gross margins from increased raw material and energy costs. Our operating results reflect growth from our line of minor procedure kits and trays, containment systems for medical waste, protective apparel and to a lesser extent operating room towels. Since year-end our working capital position has increased by approximately $6,653,000,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

Mr. Meringolo further noted that the results of operations of Medegen Medical Products, LLC, which was acquired on October 17, 2006, will be included with our financial results for the quarter ending December 31, 2006. The acquisition is expected to add between $.20 and $.25 per diluted share in earnings in fiscal 2008, which should increase in fiscal 2009.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on November 1, 2006. You may participate in the conference call by calling 1-888-200-8867 and asking for the Medical Action conference call with Paul D. Meringolo, CEO and President. The conference call will be simultaneously webcast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (ET) on November 1, 2006.

In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2007 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2007, Medical Action anticipates reporting record net income for the tenth consecutive year and record revenue for the twelfth consecutive year.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Our products are marketed through an extensive network of direct sales personnel and independent distributors. Medical Action has preferred vendor agreements with national distributors, as well as contracts with nearly every major group purchasing alliance. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	9/30/06	9/30/05	9/30/06	9/30/05
	(Unaudited)		(Unaudited)
Statements of Operations:
Net sales	$42,173	$37,595	$81,204	$73,571
Cost of sales	31,480	27,778	60,877	54,764

Gross profit	10,693	9,817	20,327	18,807

Selling, general and administrative expenses	6,065	5,097	11,625	10,129
Interest (income) expense, net	(174)	(8)	(321)	18

Income before income taxes	4,802	4,728	9,023	8,660
Income tax expense	1,829	1,764	3,429	3,211

Net income	$2,973	$2,964	$5,594	$5,449

Net income per share basic:	$.28	$.28	$.53	$.53
Net income per share diluted:	$.28	$.28	$.52	$.52

Balance Sheets as of September 30, 2006 and

March 31, 2006 (dollars in thousands)

	September 30, 2006	March 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$18,681	$16,068
Receivables, net	13,059	11,045
Inventories, net	20,164	18,836
Prepaid expenses and other assets	2,146	1,260

Total Current Assets	54,050	47,209

Property and equipment, net	12,092	12,303
Goodwill	37,270	37,085
Trademarks	666	666
Other intangible assets, net	1,541	1,675
Other assets	1,501	1,453

Total Assets	$107,120	$100,391

Liabilities and Shareholders’ Equity
Accounts payable	5,725	6,135
Accrued expenses, payroll, payroll taxes and income taxes	3,882	3,284
Deferred income taxes	5,029	5,029
Total debt	2,620	2,800
Shareholders’ equity	89,864	83,143

Total Liabilities and Shareholders’ Equity	$107,120	$100,391

Key Financial Statistics
Current ratio	5.4	4.8
Debt to equity ratio	0.03	0.03
Book value per share	$8.53	$7.90

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